EXHIBIT 99.1
Fastenal Company Reports 2026 Second Quarter Earnings
•Daily sales increased 14.7% year-over-year, primarily driven by share gains with larger customers, pricing actions, and broad-based demand across core end markets.
•Operating margin was 21.0%, consistent year-over-year, as selling, general, and administrative expense leverage fully offset gross margin headwinds, which were primarily related to unfavorable price/cost.
•Operating cash flow was $266 million, representing 69% of net income, reflecting the timing of working capital changes associated with strong sales growth.
•Returned $305 million to shareholders through dividends and share repurchases, representing 80% of net income.
•Continued progress on strategic initiatives, including increased sales effectiveness through key account wins, expansion of digital technologies, and deeper penetration through new customer site growth.
WINONA, Minn., July 14, 2026 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST) ('Fastenal,' 'we,' 'our,' or 'us'), a global leader in supply chain services, today reported results for the second quarter ended June 30, 2026. Results reflected strong daily sales growth, operating expense leverage, and continued growth with larger customers supported by our onsite, digital, and supply chain solutions. Except for share and per share information, or as otherwise noted, amounts are stated in millions. Percentage and dollar calculations, which are based on non-rounded dollar values, may not be recalculated or footed using the dollar values included in this document due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Six-month Period			Three-month Period
	2026	2025	Change	2026	2025	Change
Net sales	$4,588.6	4,039.7	13.6%	$2,386.9	2,080.3	14.7%
Business days	127	127		64	64
Daily sales	$36.1	31.8	13.6%	$37.3	32.5	14.7%
Gross profit	$2,046.6	1,826.7	12.0%	$1,063.6	942.8	12.8%
% of net sales	44.6%	45.2%		44.6%	45.3%
Selling, general, and administrative (SG&A) expenses	$1,097.2	996.7	10.1%	$561.8	506.7	10.9%
% of net sales	23.9%	24.7%		23.5%	24.4%
Operating income	$949.4	830.0	14.4%	$501.8	436.1	15.1%
% of net sales	20.7%	20.5%		21.0%	21.0%
Income before income taxes	$950.4	829.8	14.5%	$502.1	436.6	15.0%
% of net sales	20.7%	20.5%		21.0%	21.0%
Net income	$722.6	628.9	14.9%	$382.8	330.3	15.9%
Diluted net income per share	$0.63	0.55	14.8%	$0.33	0.29	15.9%

Note – Daily sales rate (DSR) is defined as the total net sales for the period divided by the number of business days (in the U.S.) in the period.
QUARTERLY RESULTS OF OPERATIONS
Sales
Net sales increased $306.6, or 14.7%, in the second quarter of 2026 when compared to the second quarter of 2025 (both periods had the same number of selling days). Sales performance reflects the contribution from improved customer contract signings since the first quarter of 2024, product pricing, and a modest improvement in industrial production in the first half of 2026. Foreign exchange rates contributed approximately 10 basis points to sales growth in both periods. The impact of product pricing on net sales in the second quarter of 2026 was an increase of approximately 290 basis points, compared to an increase of 140 to 170 basis points in the second quarter of 2025.
From a product portfolio standpoint, we classify our offerings into four primary categories: fasteners, safety supplies, cutting tools and other product lines. 'Other product lines' encompasses seven smaller product segments, including tools and janitorial supplies.

Beginning in the fourth quarter of 2025, we expanded our reporting to provide a more comprehensive view of direct (original equipment manufacturing/production) and indirect (maintenance, repair, and operations/facilities maintenance) business across product categories. Direct materials generally include products incorporated into finished goods or that directly support customers' production processes, while indirect materials support customers' facility operations, maintenance, and safety needs. During the second quarter of 2026, direct materials slightly outpaced indirect materials, reflecting greater contribution from fastener sales and continued strength with manufacturing customers.
The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2026	2025	2026	2025
Direct fasteners/hardware	16.8%	8.7%	21.0%	20.7%
Direct cutting tools and abrasives	14.8%	8.0%	5.2%	5.2%
Direct non-fasteners/hardware	16.7%	11.9%	13.0%	12.8%
Total direct materials	16.5%	9.7%	39.2%	38.7%
Indirect fasteners/hardware	14.6%	6.2%	9.7%	9.7%
Indirect safety	13.1%	10.5%	21.0%	21.4%
Indirect non-fasteners/hardware and non-safety	14.6%	8.0%	30.1%	30.2%
Total indirect materials	14.1%	8.6%	60.8%	61.3%
From an end market standpoint, we have four categories: heavy manufacturing, other manufacturing, non-residential construction, and other, the latter of which includes reseller, government/education, transportation, warehousing and storage, and data centers. Our manufacturing end market growth was mainly due to the relative strength we are experiencing with key account customers with significant managed spend, where our service model and technology are particularly impactful. The non-residential construction end market experienced continued growth for the fifth time in fifteen consecutive quarters. Other end market sales were favorably impacted by growth with transportation and warehousing customers.
The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2026	2025	2026	2025
Heavy manufacturing	18.1%	7.5%	44.1%	42.9%
Other manufacturing	10.8%	11.5%	31.8%	33.0%
Total manufacturing	14.9%	9.2%	75.9%	75.9%
Non-residential construction	17.0%	3.0%	8.2%	8.1%
Other end markets	14.1%	8.7%	15.9%	16.0%
Total non-manufacturing	15.1%	6.7%	24.1%	24.1%
From a customer standpoint, we have two categories: 1) contracts, which include national multi-site, local and regional, and government customers with significant revenue potential, and 2) non-contracts. Sales with our contract customers continue to outperform as we realize incremental sales from implementing customer signings that we have achieved since the first quarter of 2024. Non-contract customers tend to be smaller and utilize fewer of our tools and capabilities, providing fewer avenues for share gains and therefore more closely reflect overall business trends.
The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2026	2025	2026	2025
Contract sales	17.6%	11.0%	75.8%	73.2%
Non-contract sales	7.3%	2.6%	24.2%	26.8%

Customer Sites and Sales Segmentation
We engage customers in the local market by delivering services and solutions within or near the customer's business (Sites). Sites represent distinct customer locations where we maintain inventory tailored to local demand, supported by our regional distribution networks. Our strategy prioritizes customer Sites with monthly sales potential of $50,000 or more. Segmentation by spend level provides insight into the scale and potential of customer relationships served through our network. The following table summarizes average customer Site counts by monthly spend band and related sales metrics.

	Three-month Period 2026			Three-month Period 2025
	Sites (#) (1) (2)	Sales	Mo. Sales per Site (3)	Sites (#) (1) (2)	Sales	Mo. Sales per Site (3)
Manufacturing
$50k+/Mo. (4)	2,568	$1,155.0	$149,922	2,250	$937.5	$138,889

$10k+/Mo.	9,338	1,607.5	57,382	8,827	1,373.6	51,871
$5k+/Mo.	13,735	1,701.6	41,296	13,283	1,469.5	36,874
Other sales (5)	27,275	99.7	1,218	29,855	105.9	1,182
Total manufacturing	41,010	$1,801.3	$14,641	43,138	$1,575.4	$12,152

Non-manufacturing
$50k+/Mo. (4)	557	$226.2	$135,368	433	$156.6	$120,554

$10k+/Mo.	3,527	408.1	38,569	3,141	320.4	34,002
$5k+/Mo.	6,409	469.3	24,408	6,063	382.1	21,007
Other sales (5)	45,864	116.4	846	52,239	122.8	784
Total non-manufacturing	52,273	$585.6	$3,734	58,302	$504.9	$2,822

Total
$50k+/Mo. (4)	3,125	$1,381.2	$147,328	2,683	$1,094.1	$135,930

$10k+/Mo.	12,865	2,015.6	52,224	11,968	1,694.0	47,181
$5k+/Mo.	20,144	2,170.9	35,923	19,346	1,851.6	31,902
Other sales (5)	73,139	216.0	984	82,094	228.7	929
Grand total	93,283	$2,386.9	$8,529	101,440	$2,080.3	$6,790
(1)Sites represent the number of customer locations served by our network. Individual customers with multiple locations will have multiple customer Sites.
(2)Sites numbers reflect the monthly average of active Site counts.
(3)Monthly sales per Site totals are not rounded to the millions and represent the exact dollar amount.
(4)$50k+ Sites are disclosed as a representation of Onsite-like customers and are also a subset of $10k+ and $5k+ Sites.
(5)Other sales represent sales to Sites under $5k+ per month and sales that are not tied to a specific Site. This includes certain service fees, cash sales, direct ship sales, etc.
Digital Technology
FMI Technology comprises our FASTStock℠ (scanned stocking locations), FASTBin® (infrared, RFID, scaled bins, and FASTBin® - Click), and FASTVend® (vending devices) offerings. FASTStock's fulfillment processing technology is not embedded, is relatively less expensive to deploy and highly flexible in application, and is delivered using our proprietary mobility technology. FASTBin and FASTVend incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies. The first statistic below is a weighted FMI® measure, which combines the signings and installations of FASTBin and FASTVend in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU.
We signed 6,993 weighted FASTBin and FASTVend devices in the second quarter of 2026. Our goal for weighted FASTBin and FASTVend device signings in 2026 is between 27,000 and 29,000 MEUs (our previous goal was between 28,000 and 30,000 MEUs).

The second statistic is sales through FMI Technology, which combines the sales through FASTStock, FASTBin, and FASTVend. A portion of the growth in sales experienced by FMI, particularly FASTStock and FASTBin, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations.
The table below summarizes signings and installations of our FMI devices and sales through our FMI devices, eBusiness (1) tools, and Digital Footprint (2).

	Six-month Period			Three-month Period
	2026	2025	DSR Change (3)	2026	2025	DSR Change (3)
Weighted FASTBin/FASTVend signings (MEUs)	13,943	12,875	8.3%	6,993	6,458	8.3%
Signings per day	110	101		109	101
Weighted FASTBin/FASTVend installations (MEUs; end of period)				140,789	132,174	6.5%

FASTStock sales	$579.4	502.3	15.4%	$299.6	263.2	13.8%
% of sales	12.5%	12.3%		12.4%	12.5%
FASTBin/FASTVend sales	$1,503.0	1,285.2	16.9%	$781.4	665.3	17.4%
% of sales	32.3%	31.4%		32.3%	31.6%
FMI sales	$2,082.4	1,787.5	16.5%	$1,081.0	928.5	16.4%
FMI daily sales	$16.4	14.1		$16.9	14.5
% of sales	44.7%	43.7%		44.6%	44.1%

eBusiness sales	$1,360.6	1,239.6	9.8%	$711.9	631.9	12.6%
% of sales	29.2%	30.3%		29.4%	30.0%

Less: eBusiness and FMI sales overlap	$578.3	534.5	8.2%	$299.9	275.7	8.7%
% of sales	12.4%	13.1%		12.4%	13.1%

Digital Footprint sales	$2,864.7	2,492.6	14.9%	$1,492.9	1,284.7	16.2%
% of sales	61.6%	61.0%		61.6%	61.0%
(1)Our eBusiness includes eProcurement activities, which are integrated transactions, including electronic data interchange (EDI), and eCommerce (transactional website sales).
(2)Digital Footprint is a combination of our sales through FMI (FASTStock, FASTBin, and FASTVend) plus that portion of our eBusiness sales that does not represent billings of FMI services.
(3)Weighted FASTBin/FASTVend signings and installations reflect the percent change compared to the same period in the prior year.
Gross Profit
Gross profit, as a percentage of net sales, decreased 75 basis points to 44.6% in the second quarter of 2026 from 45.3% in the second quarter of 2025, driven primarily by unfavorable net price/cost of approximately 40 basis points, and smaller headwinds from customer mix, transportation costs, and customer rebate activity. Customer mix continued to shift toward larger customers, consistent with our strategic focus. While these relationships typically carry lower gross margins, they generate higher absolute profit dollars and are accretive to operating margin through fixed-cost leverage, higher volumes, and operating efficiencies. Transportation costs were up modestly, driven by fuel inflation, while customer rebates increased slightly due largely to timing-related factors.
Our gross margin decreased 50 basis points in the first quarter of 2026 to 44.6% of net sales, from 45.1% in the first quarter of 2025. Gross margin was consistent from the first quarter of 2026 to second quarter of 2026.
SG&A Expenses
SG&A expenses, as a percentage of net sales, were 23.5% in the second quarter of 2026 versus 24.4% in the second quarter of 2025, an improvement of 80 basis points.

Employee-related expenses, which typically represent 70% to 75% of total SG&A expenses, improved by 70 basis points as a percentage of net sales in the second quarter of 2026 compared to the second quarter of 2025. Base pay leveraged due to increased labor productivity, while bonuses and commissions grew faster than sales as a result of improved business activity and financial performance versus the same period in the prior year.
Occupancy-related expenses, which typically represent 14% to 19% of total SG&A expenses, improved 40 basis points as a percentage of net sales in the second quarter of 2026 compared to the second quarter of 2025, driven mainly by fixed cost leverage.
Combined, all other SG&A expenses, which typically represent 10% to 15% of total SG&A expenses, increased 30 basis points as a percentage of net sales in the second quarter of 2026 compared to the second quarter of 2025. The increase was mainly driven by selling-related transportation and fuel costs and increased sales-related travel expense.
Operating Income
Operating income as a percentage of net sales was 21.0% in the second quarter of 2026, remaining consistent year-over-year as SG&A leverage fully offset gross margin pressure.
Net Interest
Net interest income was $0.2 in the second quarter of 2026, compared to net interest income of $0.5 in the second quarter of 2025, reflecting slightly lower cash investments and debt balances.
Income Taxes
We recorded income tax expense of $119.3 in the second quarter of 2026, or 23.8% of income before income taxes. Income tax expense was $106.3 in the second quarter of 2025, or 24.4% of income before income taxes. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be approximately 24.6%. Our tax rate in the second quarter of 2026 was below our expected ongoing rate due to return-to-provision adjustments recognized in the quarter and the tax benefits associated with the exercise of employee stock options during the period.
Net Income
Net income was $382.8 in the second quarter of 2026, an increase of 15.9% compared to the second quarter of 2025. Diluted net income per share was $0.33 compared to $0.29 in the second quarter of 2025.
CASH FLOW AND BALANCE SHEET
Net cash provided by operating activities was $265.7 in the second quarter of 2026, a decrease of 4.6% from the second quarter of 2025. Cash flow from operations represented 69.4% of net income, compared to 84.4% in the second quarter of 2025 and our five-year second quarter average of 79.6%. The decline as a percentage of net income compared to last year was primarily driven by a larger use of cash for accounts receivable, reflecting strong mid- and late-quarter sales growth, including a 20.5% year-over-year increase in June sales. This was partially offset by an increase in accounts payable associated with higher purchasing activity.
Net cash provided by operating activities was $644.1 in the first six months of 2026, an increase of 19.1% from the first six months of 2025, representing 89.1% of net income versus 86.0% in the first six months of 2025 and compares to the most recent five-year average of 94.1%. The increase in operating cash flow, as a percent of net income, primarily reflects improved working capital leverage associated with inventory.
The dollar and percentage change in accounts receivable, net, inventories, and accounts payable as of June 30, 2026 when compared to June 30, 2025 were as follows:

	June 30		Twelve-month Dollar Change	Twelve-month Percentage Change
	2026	2025	2026	2026
Accounts receivable, net	$1,557.4	1,324.2	$233.2	17.6%
Inventories	1,735.2	1,726.3	8.9	0.5%
Accounts payable	399.8	319.3	80.5	25.2%
Trade working capital, net	$2,892.8	2,731.2	$161.6	5.9%

Net sales in last three months	$2,386.9	2,080.3	$306.6	14.7%
The increase in our accounts receivable balance in the second quarter of 2026 was mainly attributable to sales growth, including relative growth with larger customers that tend to carry longer payment terms.

The slight increase in our inventory balance in the second quarter of 2026 reflects disciplined inventory management and optimization during the period.
The increase in our accounts payable balance in the second quarter of 2026 was mainly attributable to an increase in inventory spending to support growth later in the quarter.
During the second quarter of 2026, our investment in property and equipment, net of proceeds from sales, was $60.5 (2.5% of net sales) which was a slight decrease from $64.3 (3.1% of net sales) in the second quarter of 2025. The investment was directed toward facility construction and upgrades, IT spend, and industrial vending equipment. Our five- and ten-year annual average as a percent of net sales was 2.5% and 3.1%, respectively.
For 2026, we continue to expect our investment in property and equipment, net of proceeds from sales, to be between $310.0 and $330.0, an increase from $230.6 in 2025. The expected growth on a year-over-year basis reflects three items. First, we expect increased spending to replace our Atlanta hub facility and improve our picking capacity and efficiency across our hub network. Second, we expect increased trucking spend. Third, we expect elevated IT spending as projects that were expected in 2025 experienced delays and are expected to continue throughout 2026.
During the second quarter of 2026, we returned $305.1, or 79.7% of net income, to our shareholders in the form of dividends ($275.4) and share repurchases ($29.7), compared to the second quarter of 2025 when we returned $252.5, or 76.4% of net income, in the form of dividends. Over the past five years, we have returned an average of 73.2% of net income to shareholders.
Total debt on our balance sheet was $120.0 at the end of the second quarter of 2026, or 2.9% of total capital (the sum of stockholders' equity and total debt), compared to $230.0, or 5.7% of total capital, at the end of the second quarter of 2025.
ADDITIONAL INFORMATION
During the last twelve months, we increased our total full-time equivalent (FTE; based on 40 hours per week) employee headcount by 423. Our total FTE selling personnel increased by 136 to support growth and sales initiatives. We increased our distribution and transportation FTE personnel by 98 to support increased product throughput at our distribution facilities. We increased our remaining FTE personnel by 189, which related primarily to personnel investments in supply chain support.
The table below summarizes our absolute and FTE employee headcount at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:		Change Since:
	Q2 2026	Q1 2026	Q1 2026	Q4 2025	Q4 2025	Q2 2025	Q2 2025
Selling personnel - absolute employee headcount	17,340	17,235	0.6%	17,166	1.0%	17,192	0.9%
Selling personnel - FTE employee headcount	15,796	15,450	2.2%	15,439	2.3%	15,660	0.9%
Total personnel - absolute employee headcount	24,795	24,675	0.5%	24,489	1.2%	24,362	1.8%
Total personnel - FTE employee headcount	22,230	21,763	2.1%	21,602	2.9%	21,807	1.9%

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to our Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future investment in property and equipment, future tax rates, including anticipated tax impacts from recent legislation, future inventory levels, the declaration and payment of dividends, pricing, weighted FMI device signings, the impact of inflation on our cost of goods sold or SG&A expenses, the impact of price increases on overall sales growth or margin performance, and our ability to grow our business through the enhancement of sales through our Digital Footprint. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks disclosed in our most recent annual and quarterly reports), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY
Condensed Consolidated Balance Sheets
(Amounts in millions except share and per share information)
(Unaudited)

Assets	June 30, 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$204.7	276.8
Trade accounts receivable, net of allowance for credit losses of $6.8 and $5.3, respectively	1,557.4	1,245.3
Inventories	1,735.2	1,748.0
Prepaid income taxes	9.1	20.1
Other current assets	179.0	181.9
Total current assets	3,685.5	3,472.1

Property and equipment, net	1,158.0	1,131.6
Operating lease right-of-use assets	313.4	309.0
Other assets	136.7	140.2

Total assets	$5,293.5	5,052.9

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$70.0	25.0
Accounts payable	399.8	316.8
Accrued expenses	288.7	264.7
Current portion of operating lease liabilities	107.0	106.1
Income taxes payable	16.2	3.0
Total current liabilities	881.8	715.6

Long-term debt	50.0	100.0
Operating lease liabilities	214.5	210.8
Deferred income taxes	65.7	67.4
Other long-term liabilities	12.7	15.5

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 1,600,000,000 shares authorized, 1,147,494,415 and 1,148,057,473 shares issued and outstanding, respectively	11.5	11.5
Additional paid-in capital	80.7	115.5
Retained earnings	4,039.4	3,867.7
Accumulated other comprehensive loss	(62.7)	(51.1)
Total stockholders' equity	4,068.8	3,943.6
Total liabilities and stockholders' equity	$5,293.5	5,052.9

FASTENAL COMPANY
Condensed Consolidated Statements of Income
(Amounts in millions except income per share)
(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2026	2025	2026	2025
Net sales	$4,588.6	4,039.7	$2,386.9	2,080.3
Cost of sales	2,542.0	2,213.0	1,323.3	1,137.5
Gross profit	2,046.6	1,826.7	1,063.6	942.8

Selling, general, and administrative expenses	1,097.2	996.7	561.8	506.7
Operating income	949.4	830.0	501.8	436.1

Interest income	3.1	3.6	1.5	2.7
Interest expense	(2.1)	(3.8)	(1.2)	(2.2)
Income before income taxes	950.4	829.8	502.1	436.6

Income tax expense	227.8	200.9	119.3	106.3
Net income	$722.6	628.9	$382.8	330.3

Basic net income per share	$0.63	0.55	$0.33	0.29
Diluted net income per share	$0.63	0.55	$0.33	0.29

Basic weighted average shares outstanding	1,147.9	1,147.2	1,147.6	1,147.5
Diluted weighted average shares outstanding	1,150.6	1,149.8	1,150.3	1,150.1

FASTENAL COMPANY
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2026	2025	2026	2025
Cash flows from operating activities:
Net income	$722.6	628.9	$382.8	330.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	84.8	84.4	42.8	42.4
Loss (gain) on sale of property and equipment	0.2	(1.6)	(0.8)	(1.3)
Bad debt expense	3.3	1.9	1.9	0.2
Deferred income taxes	(1.6)	1.4	0.2	0.7
Stock-based compensation	5.2	4.1	2.6	2.0
Amortization of intangible assets	5.4	5.4	2.7	2.7
Changes in operating assets and liabilities:
Trade accounts receivable, net	(320.2)	(206.4)	(116.0)	(36.4)
Inventories	7.7	(67.7)	(44.8)	(41.2)
Other current assets	2.4	25.6	(17.9)	15.5
Accounts payable	84.1	24.7	37.4	(20.6)
Accrued expenses	28.6	30.1	45.7	38.9
Income taxes	24.2	12.5	(68.0)	(58.4)
Other	(2.4)	(2.5)	(3.0)	3.8
Net cash provided by operating activities	644.1	540.8	265.7	278.6

Cash flows from investing activities:
Purchases of property and equipment	(123.0)	(125.0)	(64.1)	(69.3)
Proceeds from sale of property and equipment	4.8	6.9	3.6	5.0
Other	(2.0)	(0.2)	(2.0)	(0.1)
Net cash used in investing activities	(120.2)	(118.3)	(62.5)	(64.4)

Cash flows from financing activities:
Proceeds from debt obligations	407.0	675.0	360.0	520.0
Payments against debt obligations	(412.0)	(645.0)	(365.0)	(490.0)
Proceeds from exercise of stock options	10.4	17.3	2.8	6.1
Purchases of common stock	(50.3)	—	(30.0)	—
Cash dividends paid	(550.9)	(499.1)	(275.4)	(252.5)
Net cash used in financing activities	(595.9)	(451.8)	(307.6)	(216.4)

Effect of exchange rate changes on cash and cash equivalents	(0.1)	11.3	0.5	8.2

Net (decrease) increase in cash and cash equivalents	(72.0)	(18.0)	(103.9)	6.0

Cash and cash equivalents at beginning of period	276.8	255.8	308.6	231.8
Cash and cash equivalents at end of period	$204.7	237.8	$204.7	237.8

Supplemental information:
Cash paid for interest	$2.0	4.2	$1.3	2.7
Net cash paid for income taxes	$203.0	185.3	$187.0	163.4
Leased assets obtained in exchange for new operating lease liabilities	$63.0	73.2	$31.0	42.7

CONTACT:	Dray Schreiber
Accounting Manager
507.313.7324